                                                                   EXHIBIT 10.28






[TeleCommunication Systems, Inc. Letterhead]


         This letter is written to express the understanding between TeleCommunication Systems, Inc. (the "Company") and Annapolis Partners, LLC ("Partners"). Partners is a joint venture between Mesirow Stein Real Estate and Maurice B. Tose, President, CEO and Chairman of the Board of the Company.

         Currently the Company's headquarters is located at 275 West Street, Annapolis, Maryland. The Company has experienced considerable growth and is interested in consolidating its headquarters. The Company is currently in the process of identifying appropriate office space in the Annapolis area, specifically with a goal of centralizing its offices and using its location as a recruiting tool to attract and retain talented employees. The Company has experienced difficulty locating an appropriate property due to the lack of prime commercial waterfront office space in the Annapolis area.

         Partners has been selected by Anne Arundel County to redevelop a 42-acre waterfront property in Annapolis, Maryland formerly operated by the U.S. Navy as the David Taylor Research Center (the "David Taylor Property"). Partners expects the redevelopment to occur in stages and expects to take control of the David Taylor Property from Anne Arundel County in late 2000. Construction is currently expected to begin in January 2001.

         The Company has approached Partners and is currently in preliminary negotiations with Partners to become a tenant at the David Taylor Property. The Company expects to contract with appropriate parties to develop plans for its headquarters at the David Taylor Property. The Company anticipates spending approximately $200,000 to develop these plans and will consult with Partners as part of that process. The parties have agreed that should the Company enter into a lease for office space at the David Taylor Property, Partners will reimburse the Company for all the fees and expenses paid by the Company in connection with the design and plans for its headquarters at the David Taylor Property either in the form of a reduction of rent in the future or an outright payment of the full amount. The design and plans for the Company's headquarters at the David Taylor Property are expected to be the sole property of the Company until Partners reimburses the Company in full for such fees and expenses.

         This letter merely evidences preliminary negotiations between the parties and is subject to further modifications and shall not be construed, under any circumstances, to evidence any binding commitment on the part of the Company or Partners to enter into any definitive lease agreement for office space. Such modifications shall be in writing and shall be agreed to by both parties.




Annapolis Partners, LLC                 TeleCommunication Systems, Inc.


By: /s/ Maurice B. Tose                 By: /s/ Thomas M. Brandt, Jr.
    --------------------------              ---------------------------
        Maurice B. Tose                         Thomas M. Brandt, Jr.